Exhibit 10

EMPLOYMENT SECURITY AGREEMENT

This Employment Security Agreement (“Agreement”) is entered into as of this                     day of                    ,                    , by and between Newell Rubbermaid Inc., a Delaware corporation (“Employer”), and                                        (“Executive”).

WITNESSETH:

WHEREAS, Executive is currently employed by Employer as the

;

WHEREAS, Employer desires to provide certain security to Executive in connection with Executive’s employment with Employer; and

WHEREAS, Executive and Employer desire to enter into this Agreement pertaining to the terms of the security Employer is providing to Executive with respect to his employment.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	Definitions. For purposes of this Agreement:

     (a) “Affiliate” shall have the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934.

     (b) “Base Salary” shall mean Executive’s annual base salary at the rate in effect on the date of a Change in Control, or if greater, the rate in effect immediately prior to Executive’s termination of employment with Employer.

     (c) “Bonus” shall mean an amount determined by multiplying Executive’s Base Salary by the payout percentage that would apply to Executive based on (i) the job position held by Executive on the date of a Change in Control or the date of Executive’s termination of employment with Employer (whichever position is higher at the time) and (ii) attainment of the targeted performance goals at a 100% level, as determined under the Management Cash Bonus Plan of Employer, or any prior or successor plan or arrangement covering Executive (such amount to be determined regardless of whether Executive would otherwise be eligible for a Bonus under the terms of any such plan or arrangement or the extent to which the performance goals are actually met).

     (d) “Change in Control” shall mean the occurrence of any of the following events:

     (i) any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity (other than Employer or a trustee or other fiduciary holding securities under an employee benefit plan of Employer), or any syndicate or group deemed to be a person under Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of Employer representing 25% or more of the combined voting power of Employer’s then outstanding securities entitled to vote generally in the election of directors;

     (ii) Employer is party to a merger, consolidation, reorganization or other similar transaction with another corporation or other legal person unless, following such transaction, more than 50% of the combined voting power of the outstanding securities of the surviving, resulting or acquiring corporation or person or its parent entity entitled to vote generally in the election of directors (or persons performing similar functions) is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of Employer’s outstanding securities entitled to vote generally in the election of directors immediately prior to such transaction, in substantially the same proportions as their ownership, immediately prior to such transaction, of Employer’s outstanding securities entitled to vote generally in the election of directors;

     (iii) Employer sells all or substantially all of its business and/or assets to another corporation or other legal person unless, following such sale, more than 50% of the combined voting power of the outstanding securities of the acquiring corporation or person or its parent entity entitled to vote generally in the election of directors (or persons performing similar functions) is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of Employer’s outstanding securities entitled to vote generally in the election of directors immediately prior to such sale, in substantially the same proportions as their ownership, immediately prior to such sale, of Employer’s outstanding securities entitled to vote generally in the election of directors; or

     (iv) during any period of two consecutive years or less, individuals who at the beginning of such period constituted the Board of Directors of Employer (and any new Directors, whose appointment or election by the Board of Directors or nomination for election by Employer’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the period or whose appointment, election or nomination for election was so approved) cease for any reason to constitute a majority of the Board of Directors.

     (e) “Good Cause” shall exist if, and only if:

     (i) Executive willfully engages in misconduct in the performance of his duties that causes material harm to Employer; or

     (ii) Executive is convicted of a criminal violation involving fraud or dishonesty.

Without limiting the generality of the foregoing, the following shall not constitute Good Cause: the failure by Executive and/or Employer to attain financial or other business objectives; any personal or policy disagreement between Executive and Employer or any member of the Board of Directors of Employer; or any action taken by Executive in connection with his duties if Executive acted in good faith and in a manner he reasonably believed to be in, and not opposed to, the best interest of Employer and had no reasonable cause to believe his conduct was improper. Notwithstanding anything herein to the contrary, in the event Employer terminates the employment of Executive for Good Cause hereunder, Employer shall give Executive at least 30 days prior written notice specifying in detail the reason or reasons for Executive’s termination.

     (f) “Good Reason” shall exist if:

     (i) there is a significant change in the nature or the scope of Executive’s authority or duties;

     (ii) Executive is required to report (A) to an officer with a lesser position or title than the officer to whom Executive reported on the date of the Change in Control, if Executive is not the Chief Executive Officer of Employer, or (B) to other than the entire Board, if Executive is the Chief Executive Officer of Employer;

     (iii) there is a reduction in Executive’s rate of base salary;

     (iv) Employer changes by 50 miles or more the principal location in which Executive is required to perform services;

     (v) Employer terminates or amends, or terminates or restricts Executive’s participation in, any Incentive Plan or Retirement Plan so that, when considered in the aggregate with any substitute Plan or Plans, the Incentive Plans and Retirement Plans in which he is participating fail to provide him with a level of benefits provided in the aggregate by such Incentive Plans or Retirement Plans prior to such termination or amendment; or

     (vi) Employer materially breaches the provisions of this Agreement.

     (g) “Incentive Plan” shall mean any incentive, bonus, deferred compensation, equity-based or similar plan or arrangement currently or hereafter made available by Employer or an Affiliate in which Executive is eligible to participate.

     (h) “Retirement Plan” shall mean any qualified or supplemental defined benefit retirement plan or defined contribution retirement plan, currently or hereinafter made available by Employer or an Affiliate in which Executive is eligible to participate.

     (i) “Severance Period” shall mean the period beginning on the date the Executive’s employment with Employer terminates under circumstances described in Section 3 and ending on the date 24 months thereafter.

     (j) “Welfare Plan” shall mean any plan or arrangement providing health, prescription drug, vision, dental, disability, survivor income or life insurance benefits that is currently or hereafter made available by Employer or an Affiliate in which Executive is eligible to participate.

     2. Term. The term of this Agreement shall be the period beginning on the date hereof and terminating on the date 24 months after the date of Executive’s termination of employment (the “Term”).

     3. Termination of Employment. If a Change in Control occurs, Executive shall be entitled to the benefits described in Section 4 if:

     (a) at any time during the 24-month period following the Change in Control (i) the employment of Executive with Employer is terminated by Employer for any reason other than Good Cause, or (ii) Executive terminates his employment with Employer for Good Reason; or

     (b) at any time during the 30-day period commencing on the first anniversary of the Change in Control, Executive terminates his employment with Employer for any reason.

     4. Benefits Upon Termination of Employment. Upon termination of Executive’s employment with Employer under circumstances described in Section 3 above:

     (a) Employer shall pay Executive a lump sum payment equal to two times the aggregate of (i) and (ii):

     (i) Executive’s Base Salary; and

     (ii) Executive’s Bonus.

Such lump sum payment shall be made as soon as practicable following Executive’s termination of employment, but in no event later than 30 days following such termination.

     (b) Executive shall receive any and all benefits accrued under any other Incentive Plans and Retirement Plans to the date of termination of employment, the amount, form and time of payment of such benefits to be determined by the terms of such Incentive Plans and Retirement Plans, and Executive’s employment shall be deemed to have terminated by reason of retirement under circumstances that have the most favorable result for Executive thereunder for all purposes of such Plans.

     (c) For purposes of all Incentive Plans and Retirement Plans, Executive shall be given service credit for all purposes for, and shall be deemed to be an employee of Employer during, the Severance Period, notwithstanding the fact that he is not an employee of Employer during the Severance Period. For purposes of the Newell Rubbermaid Supplemental Executive Retirement Plan and the Newell Rubbermaid Inc. 2002 Deferred Compensation Plan, as applicable, Executive shall be deemed to have met the age and service requirements for purposes of entitlement to his fully vested accrued benefit thereunder (i.e., age 60 and 15 years of Credited Service, as defined therein); provided that his actual age and service (including the service described in the preceding sentence) shall apply for purposes of determining the amount and commencement of such benefits. Notwithstanding the foregoing, if the terms of any of such Incentive Plans or Retirement Plans do not permit such credit or deemed employee treatment, Employer shall make payments and distributions to Executive outside of the Plans in amounts substantially equivalent to the payments and distributions Executive would have received pursuant to the terms of the Plans and attributable to such credit or deemed employee treatment, had such credit or deemed employee treatment been permitted pursuant to the terms of the Plans. Executive shall not receive any amount under an Incentive Plan pursuant to this subsection (c) to the extent that such amount is included within Executive’s Bonus payable pursuant to subsection (a) above.

     (d) If upon the date of termination of Executive’s employment, Executive holds any awards with respect to securities of Employer, (i) all such awards that are options shall immediately become exercisable upon such date and shall be exercisable thereafter until the earlier of the third anniversary of Executive’s termination of employment or the expiration of the term of the options; (ii) all restrictions on any awards of restricted securities shall terminate or lapse; and (iii) all performance goals applicable to any performance-based awards shall be deemed satisfied at the highest level. To the extent any of the foregoing is not permissible under the terms of any plan pursuant to which the awards were granted, Employer shall pay to Executive, in a lump sum within 30 days after termination of Executive’s employment, an amount as follows: (x) to the extent the acceleration of the exercise of such options is not permissible, an amount equal to the excess, if any, of the aggregate fair market value of all securities of Employer subject to such options, determined on the date of termination of employment, over the aggregate option exercise price of such securities; (y) to the extent the termination or lapse of restrictions on restricted securities is not permissible, an amount equal to the aggregate fair market value of the securities subject to the restrictions (determined without regard to such restrictions); and (z) to the extent performance awards are limited, an amount equal to the aggregate fair market value of the additional securities that were not awarded. Executive shall surrender all outstanding awards for which payment pursuant to the preceding sentence is made.

     (e) During the Severance Period, Executive and his spouse and eligible dependents shall continue to be covered by all Welfare Plans in which he or his spouse or eligible dependents were participating immediately prior to the date of his termination of employment, as if he continued to be an active employee of Employer, and Employer shall continue to pay the costs of such coverage under such Welfare Plans on the same basis as is applicable to active employees covered thereunder; provided that, if participation in any one or more of such Welfare Plans is not possible under the terms thereof, Employer shall provide substantially identical benefits or, at Executive’s election, reimburse Executive for his cost of obtaining comparable coverage from a third-

party insurer. Such coverage shall cease if and when Executive obtains employment with another employer during the Severance Period and becomes eligible for coverage under any substantially similar plans provided by his new employer. If at the end of the Severance Period, Executive or his spouse or eligible dependents are covered under any Welfare Plan that is a group health plan as defined in Title I, Part 6 of the Employee Retirement Income Security Act of 1974 (“COBRA”), the last day of the Severance Period shall be considered a “qualifying event” as such term is defined in COBRA, Executive and his spouse and eligible dependents shall be eligible for continued benefits pursuant to COBRA, and Executive shall be responsible for paying the full cost of such coverage.

     (f) During the Severance Period, Employer shall reimburse Executive for the expenses of an automobile in accordance with the arrangement, if any, in effect at the time of the termination of Executive’s employment. Such reimbursement shall cease if and when Executive obtains employment with another employer during the Severance Period and receives such reimbursement from his new employer.

     (g) Executive shall be entitled to payment for any accrued but unused vacation in accordance with Employer’s policy in effect at Executive’s termination of employment. Executive shall not be entitled to receive any payments or other compensation attributable to vacation he would have earned had his employment continued during the Severance Period, and Executive waives any right to receive such compensation.

     (h) Employer shall, at Employer’s expense, provide Executive with six months of executive outplacement services with a professional outplacement firm selected by Employer.

     (i) Executive shall not be entitled to reimbursement for fringe benefits during the Severance Period, such as dues and expenses related to club memberships, automobile telephones, expenses for professional services and other similar perquisites.

     5. Setoff. No payments or benefits payable to or with respect to Executive pursuant to this Agreement shall be reduced by any amount Executive or his spouse may earn or receive from employment with another employer or from any other source, except as expressly provided in subsections 4(e) and 4(f).

     6. Death. If Executive dies during the Severance Period, all amounts payable hereunder to Executive shall, to the extent not paid, be paid to his surviving spouse or his designated beneficiary, or if none, then to his estate. Executive’s surviving spouse and eligible dependents shall continue to be covered under all applicable Welfare Plans during the remainder of the Severance Period. On the death of the surviving spouse and eligible dependants, no further Welfare Plan coverage shall be provided (other than any coverage required pursuant to COBRA), and no further benefits shall be paid, except for benefits accrued under any Incentive Plans and Retirement Plans to the date of Executive’s termination of employment, to the extent such benefits continue following Executive’s death pursuant to the term of such Plans.

7. Excise Tax Gross-Up Payment.

     (a) In the event that it is determined that any payment to or for the benefit of Executive under the terms of this Agreement, or under any other agreement, plan or arrangement with Employer, would be subject to any excise tax imposed pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, or any comparable provision of state or local law (an “Excise Tax”), Employer agrees that it shall promptly pay to Executive, in addition to any other payments required to be made pursuant to this Agreement, an additional cash amount (a “Gross-Up Payment”) equal to the sum of (i) the amount of such Excise Tax plus (ii) all Attributable Taxes and Penalties. For purposes of this Agreement, “Attributable Taxes and Penalties” means all taxes, interest and penalties, including, without limitation, any federal, state and local income taxes and any Excise Taxes, which become payable by Executive as a result of the receipt of the Gross-Up Payment or the assessment of any Excise Tax against Executive. It is intended that under this provision Employer shall indemnify Executive in such a manner that Executive shall not suffer any loss or expense by reason of the assessment of any Excise Tax or the reimbursement of Executive for payment of any such Excise Tax.

     (b) In determining the amount of any Gross-Up Payment payable pursuant to subsection (a) above, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local taxes at the highest marginal rates of taxation for such year in the state and locality of Executive’s residence. For such purposes, federal income taxes shall be determined net of the maximum reduction in such federal income taxes that could be obtained from the deduction of such state and local taxes.

     (c) Within 30 days after Executive’s termination of employment, a nationally recognized accounting firm selected by Employer shall make a determination as to whether any Excise Tax should be reported and paid by Executive, and if applicable, the amount of such Excise Tax and the related Gross-Up Payment. Within 30 days after such determination, Employer shall pay the amount of such Gross-Up Payment to Executive, and Executive shall report and pay such Excise Tax. Employer shall be responsible for all fees and expenses connected with the determinations by the accounting firm pursuant to this Section 7.

     (d) In the event that Executive is at any time required to pay any Excise Tax (or any related interest or penalties) in addition to any amount determined pursuant to subsection (c), Employer shall pay Executive a Gross-Up Payment determined with respect to such additional Excise Tax (and any such additional interest and penalties). In the event that Executive receives any refund of any Excise Tax with respect to which Executive has previously received a Gross-Up Payment hereunder, Executive shall promptly pay to Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

     (e) Executive agrees to notify Employer in the event of any audit or other proceeding by the IRS or any taxing authority in which the IRS or other taxing authority asserts that any Excise Tax should be assessed against Executive and to cooperate with Employer in contesting any such proposed assessment with respect to such Excise Tax (a “Proposed Assessment”). Executive agrees not to settle any Proposed Assessment without the consent of Employer. If Employer does not settle the Proposed Assessment, or does not consent to allow Executive to settle the Proposed Assessment, within 30 days following such demand therefor, Employer shall indemnify and hold harmless Executive (i) with respect to any additional interest and/or penalties that Executive is required to pay by reason of the delay in finally resolving Executive’s tax liability and (ii) with respect to any taxes, interest and penalties that Executive is required to pay by reason of any indemnification payment under this subsection (e).

     8. Restrictive Covenants. During the Term of this Agreement, Executive shall not be associated, directly or indirectly, as an employee, proprietor, stockholder, partner, agent, representative, officer, or otherwise, with the operation of any business that is competitive with any line of business of Employer or any Affiliate for which Executive has provided substantial services without the prior written consent of Employer, which shall not unreasonably be withheld, except that Executive’s ownership (or that of his wife and children) of publicly-traded securities of any such business having a cost of not more than $250,000 shall not be considered a violation of this Section. For purposes of the preceding sentence, Executive shall be considered as the “stockholder” of any equity securities owned by his spouse and all relatives and children residing in Executive’s principal residence.

     9. No Solicitation of Representatives and Employees. Executive agrees that he shall not, during the Term of this Agreement, directly or indirectly, in his individual capacity or otherwise, induce, cause, persuade, or attempt to do any of the foregoing in order to cause, any representative, agent or employee of Employer or any Affiliate to terminate such person’s employment relationship with Employer or any Affiliate, or to violate the terms of any agreement between said representative, agent or employee and Employer or any Affiliate.

     10. Confidentiality. Executive acknowledges that preservation of a continuing business relationship between Employer or its Affiliates and their respective customers, representatives, and employees is of critical importance to the continued business success of Employer and that it is the active policy of Employer and its Affiliates to guard as confidential the identity of its customers, trade secrets, pricing policies, business affairs, representatives and employees. In view of the foregoing, Executive agrees that he shall not, during the Term of this Agreement and thereafter, without the prior written consent of Employer (which consent shall not be withheld unreasonably), disclose to any person or entity any information concerning the business of, or any customer, representative, agent or employee of, Employer or its Affiliates which was obtained by Executive in the course of his employment by Employer. This section shall not be applicable if and to the extent Executive is required to testify in a legislative, judicial or regulatory proceeding pursuant to an order of Congress, any state or local legislature, a judge, or an administrative law judge.

     11. Executive Assignment. No interest of Executive or his spouse or any other beneficiary under this Agreement, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, Executive or his spouse or other beneficiary, by operation of law or otherwise, other than pursuant to the terms of a qualified domestic relations order to which Executive is a party.

12. Funding.

     (a) Prior to a Change in Control, all rights of Executive and his spouse or other beneficiary under this Agreement shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of Employer for payment of any amounts due hereunder. Neither Executive nor his spouse or other beneficiary shall have any interest in or rights against any specific assets of Employer, and Executive and his spouse or other beneficiary shall have only the rights of a general unsecured creditor of Employer.

     (b) No later than five days following a Change in Control, Employer shall establish an irrevocable grantor trust, substantially in the form of the model trust agreement set forth in Internal Revenue Service Revenue Procedure 96-24, or any subsequent Revenue Procedure, and shall make a contribution to the trust in an amount equal to the cash payments that would be made to Executive pursuant to Sections 4 and 7 upon a termination of his employment under circumstances described in Section 3, such amount to be determined as if Executive’s termination of employment occurred on the date of the Change in Control. At six-month intervals commencing from the date of the Change in Control, Employer shall recalculate the amount necessary to fully fund the above-described benefits and, if the amount exceeds the fair market value of the assets then held in the trust, Employer shall promptly deposit an amount equal to such excess. Employer shall not terminate the trust until the Term of the Agreement has ended and all cash payments described in Section 4 to which Executive is entitled have been made to Executive. Employer shall provide Executive with written confirmation of the establishment of the trust and the deposit of the required amount on his behalf, including a written accounting of the calculation of such amounts. Employer’s failure to establish a trust and provide such written notice shall constitute a material breach of this Agreement.

     13. Legal Expenses. Employer shall pay Executive’s out-of-pocket expenses, including attorney’s fees, incurred by Executive in connection with any action taken to enforce this Agreement or construe or determine the validity of this Agreement or otherwise in connection herewith, including any claim or legal action or proceeding, whether brought by Executive or Employer or another party, and whether or not Executive is successful with respect to such action taken.

     14. Waiver. No waiver by any party at any time of any breach by any other party of, or compliance with, any condition or provision of this Agreement to be performed by any other party shall be deemed a waiver of any other provisions or conditions at the same time or at any prior or subsequent time.

     15. Applicable Law. This Agreement shall be construed and interpreted pursuant to the laws of Illinois.

     16. Entire Agreement. This Agreement contains the entire Agreement between Employer and Executive and supersedes any and all previous agreements, written or oral, between the parties relating to severance benefits in the event of a Change in Control, including any previous Employment Security Agreement between Executive and Employer. No amendment or modification of the terms of this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by Employer and Executive.

     17. No Employment Contract. Nothing contained in this Agreement shall be construed to be an employment contract between Executive and Employer. Executive is employed at will and Employer may terminate his employment at any time, with or without cause.

     18. Severability. In the event any provision of this Agreement is held illegal or invalid, the remaining provisions of this Agreement shall not be affected thereby.

     19. Employment with an Affiliate. If Executive is employed by Employer and an Affiliate, or solely by an Affiliate, on the date of termination of employment of Executive under circumstances described in Section 3, then (a) employment or termination of employment as used in this Agreement shall mean employment or termination of employment of Executive with Employer and such Affiliate, or with such Affiliate, as applicable, and related references to Employer shall also include Affiliate, as applicable, and (b) the obligations of Employer hereunder shall be satisfied by Employer and/or such Affiliate as Employer, in its discretion, shall determine; provided that Employer shall remain liable for such obligations to the extent not satisfied by such Affiliate.

     20. Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives and successors. Any reference in this Agreement to Employer shall be deemed a reference to any successor (whether direct or indirect, by purchase of stock or assets, merger or consolidation or otherwise) to all or substantially all of the business and/or assets of Employer; provided that Executive’s employment by a successor Employer shall not be deemed a termination of Executive’s employment with Employer.

     21. Non-exclusivity. Except with respect to agreements regarding severance payments described in Section 16, the provisions of this Agreement shall not reduce any amounts otherwise payable, or in any way diminish Executive’s existing rights, or rights which would accrue solely as a result of the passage of time, under any other employment agreement or other contract, plan or arrangement with Employer or an Affiliate.

     22. Notice. Notices required under this Agreement shall be in writing and sent by registered mail, return receipt requested, to the following addresses or to such other address as the party being notified may have previously furnished to the others by written notice.

If to Employer:	Newell Rubbermaid Inc.
10B Glenlake Parkway, Suite 600
Atlanta, Georgia 30328

Attention: General Counsel

If to Executive:

     23. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties have executed this Employment Security Agreement as of the day and year written above.

NEWELL RUBBERMAID INC.

By:

Title:

EXECUTIVE

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